As filed with the Securities and Exchange Commission on April 16, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 _________________________

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

  _________________________

AGASSI SPORTS ENTERTAINMENT CORP.
(Exact name of registrant as specified in its charter)

 _________________________

Nevada	88-0203976
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Agassi Sports Entertainment Corp. 1120 N. Town Center Dr #160 Las Vegas, Nevada	89144
(Address of Principal Executive Offices)	(Zip Code)

AGASSI SPORTS ENTERTAINMENT CORP.

2026 EQUITY INCENTIVE PLAN

 (Full title of the plan)

Ronald S. Boreta

Chief Executive Officer

Agassi Sports Entertainment Corp.

1120 N. Town Center Dr #160

Las Vegas, Nevada 89144

(Name and address of agent for service)

(702) 400-4005

(Telephone number, including area code, of agent for service)

Copy to:

David M. Loev, Esq.

John S. Gillies, Esq.

The Loev Law Firm, PC

6300 West Loop South, Suite 280

Bellaire, Texas 77401

Telephone: (713) 524-4110

Facsimile: (713) 524-4122

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,”

“accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   [ ]

EXPLANATORY NOTE

This Registration Statement on Form S-8 of Agassi Sports Entertainment Corp. (“we”, “us”, “our”, the “Company” or “Registrant”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 1,500,000 shares of common stock of the Company (“Common Stock”) under the Agassi Sports Entertainment Corp. 2026 Equity Incentive Plan (the “2026 Plan”), as approved by our board of directors (the “Board”) via a written consent to action without meeting dated March 23, 2026.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1. Plan Information.

The Company will provide each recipient (the “Recipients”) of an award under the 2026 Plan with documents that contain information related to the 2026 Plan, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and is not being filed as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives shares of Common Stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Mr. Ronald S. Boreta

Chief Executive Officer

Agassi Sports Entertainment Corp.

1120 N. Town Center Dr #160

Las Vegas, Nevada 89144

(702) 400-4005

 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on March 31, 2026 (File No.: 000-24970);

(b)

The Company’s Current Reports on Form 8-K (other than information furnished rather than filed) filed with the Commission on January 29, 2026, February 3, 2026, February 5, 2026, February 10, 2026, February 11, 2026, February 17, 2026, February 25, 2026, March 17, 2026, and March 26, 2026 (File No.: 000-24970); and

(c)

The description of the Company’s Common Stock contained in Exhibit 4.8 to the Annual Report on Form 10-K for the year ended December 31, 2025 (File No. 000-24970), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As authorized by Section 78.751 of the Nevada Revised Statutes (NRS), we may indemnify our officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in our best interests. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at our request as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

Additionally, our Articles of Incorporation (as amended) state that if someone is or was a director or officer of the Company or serving in that role for another organization at the Company’s request, and such person is involved in a legal matter (civil, criminal, administrative, or investigative) because of that role, the Company shall indemnify and hold them harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith.

Our Bylaws similarly provide that the Company is required, to the fullest extent permitted by Nevada law, to indemnify our current and former directors and officers (and others acting at the Company’s request in similar roles for other entities) against certain liabilities and expenses incurred in connection with legal proceedings related to their service. This includes reimbursement for attorneys’ fees, judgments, fines, and settlements, provided the individual acted in good faith and in a manner believed to be in the Company’s best interests and, with respect to any proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful.

The Company may not indemnify individuals in cases where a final court judgment finds them liable to the Company, or if their conduct involved intentional misconduct, fraud, or knowing violations of law that were material to the matter. Indemnification continues even after an individual no longer serves in an eligible role and applies to their heirs and legal representatives.

Legal expenses must be advanced by the Company as incurred, subject to the individual’s agreement to repay the funds if a court later finds they are not entitled to indemnification. If the individual is successful in their defense, the Company must reimburse all related expenses.

Neither our Bylaws nor our Articles of Incorporation include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

Incorporated By Reference
Exhibit No.	Description	Filed or furnished herewith	Form	Exhibit	Filing Date/Period End Date	File Number

4.1	Articles of Incorporation Since Formation		10-K	3.1	March 26, 2025	000-24970
4.2	Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on March 25, 2025 and effective on March 31, 2025		8-K	3.1	March 31, 2024	000-24970
4.3	Amended and Restated Bylaws of Global Acquisitions Corp.		8-K	3.1	January 10, 2025	000-24970
5.1*	Opinion of The Loev Law Firm, PC (included with this registration statement)	X
23.1*	Consent of RBSM LLP (included with this registration statement)	X
23.2*	Consent of The Loev Law Firm, PC (included in the opinion filed as Exhibit 5.1)	X
24.1*	Power of Attorney (included on the signature page of this registration statement)	X
99.1	Agassi Sports Entertainment Corp. 2026 Equity Incentive Plan		8-K	10.2	March 26, 2026	000-24970
99.2	Form of Stock Option Agreement (2026 Equity Incentive Plan) ***	X
99.3	Form of Restricted Shares Grant Agreement (2026 Equity Incentive Plan) ***	X
99.4	Form of RSU Award Grant Notice and Award Agreement (2026 Equity Incentive Plan) ***	X
107*	Filing Fee Table	X

*	Filed herewith.

***	Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on April 16, 2026.

Agassi Sports Entertainment Corp..

By: /s/ Ronald S. Boreta
Ronald S. Boreta
President, Chief Executive Officer and Director
(Principal Executive Officer)

By:/s/ Shawn Cable
Shawn Cable
Chief Financial Officer
(Principal Financial and Accounting Officer)

Each person whose signature appears below constitutes and appoints Ronald S. Boreta and Shawn Cable, or any one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

By: /s/ Ronald S. Boreta	President, Chief Executive Officer and Director	April 16, 2026
Ronald S. Boreta	(Principal Executive Officer)

By: /s/ Shawn Cable	Chief Financial Officer	April 16, 2026
Shawn Cable	(Principal Financial and Accounting Officer)

By: /s/ James Askew	Director	April 16, 2026
James Askew